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                                                                      EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT


Rowan Companies, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 2-58700, Amendment No. 1 to Registration Statement No. 33-33755, Registration Statement No. 33-61444, Registration Statement No. 33-51103, Registration Statement No. 33-51105 and Registration Statement No. 33-51109, each on Form S-8, and to the incorporation by reference in Amendment No. 1 to Registration Statement No 33-15721, Amendment No. 2 to Registration Statement No. 33-30057 and Amendment No. 2 to Registration Statement No. 33-61696, each on Form S-3, of our reports dated March 7, 1994, appearing in and incorporated by reference in this Annual Report on Form 10-K of Rowan Companies, Inc., for the year ended December 31, 1993.





DELOITTE & TOUCHE
DELOITTE & TOUCHE

Houston, Texas
March 31, 1994